SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                    Filed Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): OCTOBER 22, 1997



                               NFO WORLDWIDE, INC.
                               -------------------
              (On October 14, 1997, the registrant changed its name
                 from NFO Research, Inc. to NFO Worldwide, Inc.)
             (Exact name of registrant as specified in its charter)



         Delaware                    0-21460                06-1327424
----------------------------       -----------      ----------------------------
(State or other jurisdiction       (Commission      (IRS Employer Identification
of Incorporation)                  File Number)     Number)


                                2 Pickwick Plaza
                               Greenwich, CT 06830
                               -------------------



       Registrant's telephone number, including area code: (203) 629-8888

                               NFO WORLDWIDE, INC.

                                      INDEX

                                                                           Page
                                                                          Number
                                                                          ------

ITEM 5 - OTHER EVENTS..........................................................3

ITEM 7 - FINANCIAL STATEMENTS

     Restated Selected Financial Data..........................................4

     Restated Management's Discussion and
        Analysis of Financial Condition and

        Results of Operations..................................................5

     Report of Independent Public Accountants..................................9

     Restated Consolidated Balance Sheets.....................................10

     Restated Consolidated Income Statements..................................11

     Restated Consolidated Statements

        Of Stockholders' Equity...............................................12

     Restated Consolidated Statements of Cash Flows...........................13

     Notes to Restated Consolidated Financial Statements......................14

EXHIBITS

     Exhibit 23 - Consent of Arthur Andersen LLP..............................27

SIGNATURE.....................................................................28

                               NFO WORLDWIDE, INC.

ITEM 5.  OTHER EVENTS
         ------------

   On April 1, 1997, NFO Worldwide, Inc. (the "Company" or "NFO") issued 2,589,720 shares (adjusted for 3 for 2 stock split effective October 15, 1997) of NFO Common Stock in conjunction with the acquisition of 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. This transaction has been accounted for as a pooling of interests.

   In Item 7 attached herein, the Company has restated its 1996 Form 10-K financial information (5 year Income Summary, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Balance Sheets, Income Statements, Statements of Stockholders' Equity and Cash Flows and Notes to Consolidated Financial Statements) combining NFO and Prognostics.

                               NFO WORLDWIDE, INC.

ITEM 7.  FINANCIAL STATEMENTS
         --------------------

Restated Selected Financial Data
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Years Ended December 31,
                                     1996        1995        1994        1993        1992
                                   --------    --------    --------    --------    --------
INCOME STATEMENT DATA(3)
Revenues                           $116,901    $ 78,171    $ 65,403    $ 54,994    $ 49,259
Operating Income                     17,627      11,841       9,932       8,006       6,188
Net Income                            9,470       6,781       5,965       3,925       2,016
Earnings per Share(1)              $   0.50    $   0.39    $   0.35
Pro Forma Earnings per Share(2)                                        $   0.26    $   0.16

BALANCE SHEET DATA(3)
Working Capital (Deficiency)       $ 12,849    $  8,891    $  3,094    $  4,211    $   (401)
Total Assets                        106,133      70,523      62,548      50,698      50,747
Total Debt                            5,280       2,052       3,315       4,963      23,723


(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997.

(2) Adjusted to reflect the above stock splits, and assumes the common stock issued in connection with the Company's initial public offering in April 1993 was outstanding for the entire period.

(3) For discussion of acquisitions, see Footnote 18 to the Consolidated Financial Statements.

                              NFO WORLDWIDE, INC.

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

NFO Worldwide, Inc. and its subsidiaries (the "Company") is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to more than 525,000 households and over 1.3 million people.

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated certain income statement data for the Company.

                                                                                        Percentage Increase
                                                                                             (Decrease)
                                                        Income Statements                1996          1995
                                                     Years Ended December 31,            Over          Over
                                                 1996         1995          1994         1995          1994
                                              ---------    ---------     ---------    ---------     ---------
                                                            (in thousands, except per share data)
Revenues                                      $ 116,901    $  78,171     $  65,403         49.5%         19.5%
Cost of Revenues                                 51,853       34,868        28,662         48.7          21.7
Selling, General & Administrative Expenses       42,775       28,034        23,720         52.6          18.2
Amortization Expense                              2,891        2,157         2,031         34.0           6.2
Depreciation Expense                              1,755        1,271         1,058         38.1          20.1
                                              ---------    ---------     ---------    ---------     ---------
Operating Income                                 17,627       11,841         9,932         48.9          19.2
Interest Expense, Net                               170          (12)           45      1,516.7        (126.7)
Other Expenses                                      342         --             258       --            --
                                              ---------    ---------     ---------    ---------     ---------
Income Before Income Taxes                       17,115       11,853         9,629         44.4          23.1
Income Tax Provision                              7,645        5,072         3,664         50.7          38.4
                                              ---------    ---------     ---------    ---------     ---------
Net Income                                    $   9,470    $   6,781     $   5,965         39.7%         13.7%
                                              ---------    ---------     ---------    ---------     ---------
Weighted Average Shares Outstanding(1)           18,816       17,133        16,814          9.8%          1.9%
                                              =========    =========     =========    =========     =========
Earnings per Share(1)                         $     .50    $     .39     $     .35         28.2%         11.4%
                                              =========    =========     =========    =========     =========

(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

As certain of the statements made in this report are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995), they involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, clients' timing of new product introductions and reformulations, clients' marketing budgets, industry and economic conditions, changes in management or ownership of a client, the effect of the Company's competition on client purchasing decisions, the strategic decisions of the Company's management team, the extent to which the Company is successful in developing and marketing its interactive market research techniques and other factors referenced in this report. In addition, the success of the Company's European expansion efforts is dependent in part upon a productive joint venture relationship and upon the successful application of NFO's methodologies to different business and consumer environments.

                              NFO WORLDWIDE, INC.


RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ACQUISITIONS
   On January 3, 1996, the Company acquired Migliara/Kaplan & Associates, Inc. ("M/K"), Chesapeake Surveys, Inc. ("CSI"), and Plog Research, Inc. ("Plog"). M/K is one of the nation's leading full-service health care marketing information companies with offices in Baltimore, MD and Princeton, NJ. CSI provides data collection and survey services, such as focus groups and random telephone interviews. Plog is the nation's leading travel industry marketing research organization. On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divestiture advisory services in the trust and investment products sectors. These acquisitions were accounted for using the purchase method.

   On April 1, 1997, the Company issued 2,589,720 shares of NFO Common Stock to acquire 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Founded in 1981, Prognostics is headquartered in Palo Alto, California and has additional offices in Boston and London, as well as in Japan. The acquisition was accounted for as a pooling of interests. The accompanying financial statements have been restated to reflect the combined results of NFO and Prognostics for all periods presented.

1996 COMPARED TO 1995
   The Company's revenues increased 50 percent to $116.9 million from $78.2 million the previous year. The acquisitions of M/K, CSI, and Plog in January 1996 and Spectrem in August 1996 contributed $28 million to this increase. Revenues in the Company's remaining business increased by 14 percent, led by strong showings in its financial services, packaged goods, and the telecommunications/hi-tech sectors.

   Costs of revenues increased 49 percent to $51.9 million from $34.9 million a year ago. The increase was primarily the result of the first time inclusion of M/K, CSI, Plog and Spectrem ($12.5 million), while remaining costs of revenues increased $4.5 million, or 12.9 percent which was in line with revenue increases.

   Selling, general and administrative expenses increased 53 percent to $42.8 million from $28.0 million in the previous year. The first time inclusion of M/K, CSI, Plog and Spectrem accounted for $9.6 million, while other principal contributing factors included increased staffing caused by increased business activity in both the U.S. and Europe, development of the Company's new online interactive research capabilities, and inflationary increases.

   Operating income in 1996 increased 49 percent to $17.6 million from $11.8 million in the prior year. This increase is primarily the result of the items discussed above. Operating margins remained the same at 15.1 percent for 1996 and 1995. Excluding the Company's investments related to Interactive Business Development, operating margins were actually higher in 1996 compared to 1995.

   Income tax expense reflects the Company's combined Federal and State statutory tax rate of approximately 39 percent, plus the effects of non-deductible expenses, primarily goodwill. The increase in the effective tax rate from 42.8 percent to 44.7 percent was largely due to the effect of the acquisitions mentioned above.

   The result of the items discussed above is that net income increased 40 percent to $9.5 million from $6.8 million in the previous year. Earnings per share increased to $.50 from $.39 a year ago. The increase in earnings per share was primarily due to increased earnings and occurred in spite of a greater number of outstanding shares caused primarily by the issuance of additional shares in connection with the recent acquisitions. The earnings per share have been adjusted for the stock splits effected on February 5, 1996 and October 15, 1997.

1995 COMPARED TO 1994
   The Company's revenues increased 19.5 percent to $78.2 million from $65.4 million the previous year. All of the Company's business units grew at double-digit rates for the year. The Company's telecommunications business unit, as well as its financial services, HealthMed, and packaged goods businesses had strong growth in 1995.

   Costs of revenues increased 21.7 percent to $34.9 million from $28.7 million a year ago. The increase was primarily due to the overall increase in business volume, a slight change in product mix, and an increase in postal rates. Postal rates increased January 1, 1995 and the Company passed through, without its normal markup, any incremental postage charges on projects performed in the first quarter of 1995 that were sold prior to January 1, 1995.

   Selling, general and administrative expenses for 1995 increased 18.2 percent to $28.0 million from $23.7 million in 1994. The principal contributing factors were the first-time inclusion of Advanced Marketing Solutions Corp. ("AMS"), acquired in December 1994 ($.7 million), increases at PSI related to the opening of a new office in London, England and the expansion of its existing offices in Tampa, Florida, and new product development ($.5 million), increases in marketing expenses and product development costs of $.7 million and general inflationary increases.

                              NFO WORLDWIDE, INC.

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

   Operating income in 1995 increased 19.2 percent to $11.8 million from $9.9 million in the prior year. This increase was primarily the result of the items discussed above. Operating margins were 15.1 percent for 1995 and 15.2 percent for 1994.

   The result of the items discussed above is that net income increased 13.7 percent to $6.8 million from $6.0 million in the prior year. Earnings per share increased 11.4 percent to $.39 from $.35 a year ago. The earnings per share amounts have been adjusted for the stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997.

LIQUIDITY AND CAPITAL RESOURCES
   Working capital as of December 31, 1996 was $12.8 million, an increase of $3.9 million from December 31, 1995. The primary reason for the change in working capital was an increase in accounts receivable partially offset by an increase in accrued expenses and customer billings in excess of revenues earned.

   The Company has a credit facility (the "Credit Facility") with three major U.S. banks. The Credit Facility provides NFO with a credit availability of $45 million which declines to $35 million and $25 million on December 29, 1997 and 1998, respectively. The Company may borrow under this facility at rates based on specific margins above the Eurodollar base rate, the Federal Fund Rate or the Prime Rate, at the Company's option. At December 31, 1996, the Company had loans outstanding of $4 million under the Credit Facility.

   The Credit Facility includes covenants which require the Company to maintain certain ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties. The Company believes that none of these restrictions will have a significant impact on its business or operations as presently contemplated.

   During the year, the Company made capital expenditures of approximately $3.4 million. Capital expenditures in 1997 are expected to be substantially higher than this level due to the planned expansion of the Company's operations capacity.

   The Company anticipates that existing cash, together with internally generated funds and its credit availability, will provide the Company with the resources that are needed to satisfy potential acquisitions, capital expenditures, and the Company's growing working capital requirements in fiscal 1997 and subsequent years. The timing and magnitude of future acquisitions will be the single most important factor in determining the Company's long-term capital needs.

INFLATION
   Inflation has historically had only a minor effect on the Company's results of operations and its internal and external sources of liquidity and working capital because the Company has generally been able to increase prices to reflect cost increases resulting from inflation.

SEASONALITY
   The Company's business activity has traditionally reflected a modest seasonality factor with slightly higher revenues in the Company's fourth quarter. This seasonality reflects increased research spending in the fourth quarter by clients seeking to complete research studies prior to the holiday season and the close of their fiscal year. Also, the Company generally initiates several large-scale annual projects and tracking programs during the fourth quarter of each year.

   Over the past two years, the fourth quarter has represented between 28 percent and 30 percent of the Company's annual revenues. Each of the remaining three quarters ranged between 22 percent and 25 percent of the annual total.

FUTURE REQUIRED ACCOUNTING CHANGES
   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Account Standards No. 128, Earnings per Share (SFAS No. 128). This statement introduces new methods for calculating earnings per share. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to restate earnings per share reported in prior periods to conform with this statement. The Company is required to adopt the new standard for periods ending after December 15, 1997. The Company believes that the adoption of this standard will result in higher earnings per share when comparing the current primary and fully diluted earnings per share calculations to the calculations of basic and diluted earnings per share required by SFAS No. 128.

   On June 10, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. The Company is required to adopt the new standard for periods beginning after December 15, 1997.

                              NFO WORLDWIDE, INC.


STOCK INFORMATION

   The Company's common stock has traded on the Nasdaq National Market tier of the Nasdaq Stock Market since its initial public offering was completed in April, 1993. The Company's stock symbol is "NFOR."

   The Company did not declare or pay any cash dividends during 1996, 1995 or 1994. The following table sets forth, for the periods indicated, its high and low sales prices per share as reported on the Nasdaq.

   The stock prices have been adjusted to give retroactive effect to 3 for 2 stock splits effected on February 5, 1996 and October 15, 1997.

                                                            Sales Price
                                                       High             Low
                                                      ------           ------
CALENDAR YEAR 1996
First Quarter                                         $17.00           $11.67
Second Quarter                                         16.83            13.17
Third Quarter                                          16.17            14.17
Fourth Quarter                                         16.17            14.33

CALENDAR YEAR 1995
First Quarter                                         $ 8.67           $ 6.33
Second Quarter                                          9.22             7.78
Third Quarter                                          10.45             8.67
Fourth Quarter                                         11.78             9.55

                              NFO WORLDWIDE, INC.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NFO Worldwide, Inc.:

We have audited the accompanying restated consolidated balance sheets of NFO Worldwide, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related restated consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NFO Worldwide, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, all in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP



New York, New York
August 4, 1997.

                              NFO WORLDWIDE, INC.

RESTATED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1996 AND 1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1996            1995
                                                                               ---------       ---------
ASSETS
Current Assets
   Cash and Cash Equivalents                                                   $   4,980       $   6,365

   Receivables:
      Trade, Less Allowance for Doubtful Accounts
       of $224 and $247 in 1996 and 1995, respectively                            28,742          16,944
      Unbilled Receivables                                                         3,963           3,188
   Prepaid Expenses and Other Current Assets (Note 8)                              3,412           2,769
                                                                               ---------       ---------
      Total Current Assets                                                        41,097          29,266
                                                                               ---------       ---------

Property and Equipment, Net (Note 3)                                              11,122           8,892
                                                                               ---------       ---------

Customer Lists, Goodwill and Other Intangible Assets, Net (Notes 2 and 4)         49,412          26,501
                                                                               ---------       ---------

Other Assets
   Deferred Income Taxes (Note 8)                                                  1,498           4,137
   Other (Note 19)                                                                 3,004           1,727
                                                                               ---------       ---------
      Total other assets                                                           4,502           5,864
                                                                               ---------       ---------
Total Assets (Note 5)                                                          $ 106,133       $  70,523
                                                                               =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Current Maturities of Long-Term Debt (Note 5)                               $     459       $     643
   Accounts Payable                                                                2,332           1,700
   Accrued Liabilities (Note 6)                                                   14,111           9,416
   Customer Billings in Excess of Revenues Earned                                 11,346           8,616
                                                                               ---------       ---------
      Total Current Liabilities                                                   28,248          20,375
                                                                               ---------       ---------

Long-Term Liabilities
   Long-Term Debt, Less Current Portion (Note 5)                                   4,821           1,409
   Accrued Pension, Postretirement Benefits and Other (Notes 9 and 10)             4,579           3,429
                                                                               ---------       ---------
       Total Long-Term Liabilities                                                 9,400           4,838
                                                                               ---------       ---------
       Total Liabilities                                                          37,648          25,213
                                                                               ---------       ---------

Commitments and Contingencies (Notes 7, 16, 18, and 19)

Stockholders' Equity (Note 11)
   Serial Preferred Stock, Par Value $.01 per Share;
    5,000 Shares Authorized; None Issued
   Common Stock, Par Value $.01 per Share; 60,000 shares
    authorized; 18,009 and 16,731 shares issued and
    outstanding at December 31, 1996 and 1995, respectively                          120              80
   Additional Paid-In Capital                                                     40,525          27,206
   Retained Earnings                                                              28,163          18,693
   Additional Minimum Liability, Net of Income Taxes (Note 9)                       (323)           (669)
                                                                               ---------       ---------
   Total Stockholders' Equity                                                     68,485          45,310
                                                                               ---------       ---------

Total Liabilities and Stockholders' Equity                                     $ 106,133       $  70,523
                                                                               =========       =========


See notes to restated consolidated financial statements.

                              NFO WORLDWIDE, INC.

RESTATED CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               1996         1995          1994
                                             --------     --------      --------
Revenues (Notes 2 and 15)                    $116,901     $ 78,171      $ 65,403

Costs and Expenses

   Cost of Revenues                            51,853       34,868        28,662

   Selling, General and Administrative         42,775       28,034        23,720

   Amortization of Intangible Assets            2,891        2,157         2,031

   Depreciation                                 1,755        1,271         1,058
                                             --------     --------      --------
Operating Income                               17,627       11,841         9,932

Interest Expense, Net (Note 12)                   170          (12)           45

Other Expenses (Notes 4 and 19)                   342         --             258
                                             --------     --------      --------
Income Before Income Taxes                     17,115       11,853         9,629

Provision for Income Taxes (Note 8)             7,645        5,072         3,664
                                             --------     --------      --------
Net Income                                   $  9,470     $  6,781      $  5,965
                                             ========     ========      ========
Earnings per Share (Note 13)                 $    .50     $    .39      $    .35
                                             ========     ========      ========

See notes to restated consolidated financial statements.

                              NFO WORLDWIDE, INC.

RESTATED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                              Additional                 Additional       Total
                                                    Common        Common        Paid-In      Retained     Minimum     Stockholders'
                                                    Shares        Stock         Capital      Earnings     Liability      Equity
                                                   --------      --------      --------      --------     --------      --------
Balance at December 31, 1993,
   as previously reported                            13,500      $     40      $ 23,242      $  5,103     $   (511)     $ 27,874

Acquisition of Prognostics, Accounted
  for as a Pooling of Interests                       1,455            10            (9)          844                        845
                                                   --------      --------      --------      --------     --------      --------

Balance at December 31, 1993, as restated            14,955      $     50      $ 23,233      $  5,947     $   (511)     $ 28,719

   Acquisition (Note 18)                                402             1         2,400                                    2,401

   Stock Split (Note 11)                                               21           (21)

   Other Issuances                                       69                         324                                      324

   Issuance of Prognostics Shares in
     Exchange for Non-Recourse Notes (Note 11)          900             6            (6)

   Reduction of Additional Minimum Liability,
     Net of Income Taxes (Note 9)                                                                              178           178

   Net Income                                                                                   5,965                      5,965
                                                   --------      --------      --------      --------     --------      --------

Balance at December 31, 1994                         16,326      $     78      $ 25,930      $ 11,912     $   (333)     $ 37,587

   Acquisition (Note 18)                                 40                         361                                      361

   Other Issuances                                      131             1           916                                      917

   Issuance of Prognostics Shares in
     Exchange for Non-Recourse Notes (Note 11)          234             1            (1)

   Accrual of Additional Minimum Liability,
     Net of Income Taxes (Note 9)                                                                             (336)         (336)

   Net Income                                                                                   6,781                      6,781
                                                   --------      --------      --------      --------     --------      --------

Balance at December 31, 1995                         16,731      $     80      $ 27,206      $ 18,693     $   (669)     $ 45,310

   Acquisitions (Note 18)                             1,128             8        12,077                                   12,085

   Stock Split (Note 11)                                               31           (31)

   Other Issuances                                      117             1         1,132                                    1,133

   Reduction of Additional Minimum Liability,
     Net of Income Taxes (Note 9)                                                                              346           346

   Conversion of Note Payable (Notes 5 and 18)           33                         141                                      141

   Net Income                                                                                   9,470                      9,470
                                                   --------      --------      --------      --------     --------      --------

Balance at December 31, 1996                         18,009      $    120      $ 40,525      $ 28,163     $   (323)     $ 68,485
                                                   ========      ========      ========      ========     ========      ========

The shares presented reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997 (Note 11).

See notes to restated consolidated financial statements.

                              NFO WORLDWIDE, INC.

RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                 1996         1995         1994
                                                               --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income                                                     $  9,470     $  6,781     $  5,965

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:

   Amortization of Intangible Assets                              2,891        2,157        2,031

   Depreciation                                                   1,755        1,271        1,058

   Write-off of Debt Issuance Costs                                                           258

   Deferred Income Taxes                                            302         (188)         418

   Equity Interest in Net Loss of Affiliates                        453
                                                               --------     --------     --------

      Subtotal                                                   14,871       10,021        9,730

Change in Assets and Liabilities that Provided (Used) Cash,
Net of Effects of Acquisitions:

   Trade Receivables                                             (7,285)      (3,985)      (3,222)

   Unbilled Receivables                                            (478)      (2,834)         (18)

   Prepaid Expenses and Other Current Assets                       (355)        (856)        (169)

   Accounts Payable and Accrued Liabilities                       1,782        2,222         (253)

   Customer Billings in Excess of Revenues Earned                  (813)         (56)       1,464

   Other, Net                                                      (514)        (151)        (274)
                                                               --------     --------     --------

      Net Cash Provided by Operating Activities                   7,208        4,361        7,258
                                                               --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES

   Acquisitions (Net of Cash Acquired)                           (7,258)        (361)      (1,999)

   Capital Expenditures, (Net of Minor Disposals)                (3,386)      (2,171)      (1,408)

   Purchase of Intangible Assets                                    (70)        (255)

   Investments in Affiliates                                       (999)      (1,290)
                                                               --------     --------     --------

      Net Cash Used in Investing Activities                     (11,713)      (4,077)      (3,407)
                                                               --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of Common Stock, Net of Expenses                           769          687          324

Payments on Long-Term Debt                                      (11,522)      (1,085)      (2,978)

Principal Payments on Capital Lease Obligations                    (127)        (191)        (183)

Proceeds from Line of Credit                                     14,000
                                                               --------     --------     --------

Net Cash Provided by (Used in) Financing Activities               3,120         (589)      (2,837)
                                                               --------     --------     --------

Increase (Decrease) In Cash And Cash Equivalents                 (1,385)        (305)       1,014

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                    6,365        6,670        5,656
                                                               --------     --------     --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                       $  4,980     $  6,365     $  6,670
                                                               ========     ========     ========

See notes to restated consolidated financial statements.

                              NFO WORLDWIDE, INC.

NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1. BUSINESS
NFO Worldwide, Inc. together with its subsidiaries (the "Company") is a leading provider of custom and syndicated marketing information to America's largest companies, as well as the international business community. The company gathers information primarily using a proprietary panel of pre-recruited consumer households (the "Panel").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   BASIS OF PRESENTATION -- The restated consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Prognostics on April 1, 1997 (see Note 18), accounted for as a pooling of interests.

   CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   REVENUE RECOGNITION -- The Company recognizes revenue on projects, which are substantially all short-term, by generally applying recent historical contribution margins to project costs as incurred. A provision for anticipated losses is recorded in the period in which they first become determinable.

   CASH AND CASH EQUIVALENTS -- The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

   DEPRECIATION -- The Company provides depreciation over the estimated useful lives of the depreciable assets using the straight-line method.

   INTANGIBLE ASSETS -- The Company provides amortization of these assets using the straight-line method over their estimated period of benefit or contractual life, principally as follows:

                                                    Years
                                                    -----
Customer Lists                                      15-20
Customized Software                                     5
Debt                                                    5
Goodwill                                             5-30

   The Company periodically evaluates the recoverability of goodwill and other intangible assets by assessing whether the unamortized intangible assets can be recovered from undiscounted future cash flows from operations.

   PANEL -- The Company enhances and rebuilds its Panel on a continuous basis, and the related costs are charged to expense as incurred. The Company expensed $1,347,000, $933,000, and $1,061,000 on Panel enhancing and rebuilding in 1996,
1995 and 1994, respectively.

   INCOME TAXES -- Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of the Company's assets and liabilities and their financial reporting amounts at each balance sheet date.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments:

     CASH AND SHORT-TERM FINANCIAL INSTRUMENTS -- The carrying amount approximates fair value due to the short maturity of these instruments.

     LONG-TERM FINANCIAL INSTRUMENTS -- The fair value has been estimated using the expected future cash flows discounted at market interest rates as adjusted for conversion privileges. Fair value of long-term debt exceeded the carrying amounts by approximately $170,000 and $400,000 at December 31, 1996 and 1995, respectively.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

3. PROPERTY AND EQUIPMENT

Property and equipment, including equipment held under capital leases (Note 5), consists of the following at December 31, 1996 and 1995 (in thousands):

                                                      Estimated
                                                    Useful Lives         1996          1995
                                                   -------------       --------      --------
Land                                                                   $  1,663      $    933

Buildings and Leasehold Improvements                 10-40 years          5,183         5,024

Data Processing and Communications Equipment           3-5 years          6,241         4,683

Furniture and Other Equipment                          4-8 years          4,226         2,604
                                                   -------------       --------      --------

Total                                                                  $ 17,313      $ 13,244

Less Accumulated Depreciation and Amortization                           (6,191)       (4,352)
                                                                       --------      --------

Total                                                                  $ 11,122      $  8,892
                                                                       ========      ========

4. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1996 and 1995 (in thousands):

                                                                                                         1996       1995
                                                                                                       -------    -------
Customer Lists, Net of Amortization of $6,548 and $5,299 in 1996 and 1995, respectively                $14,789    $10,440
Customized Software, Net of Amortization of $1,635 and $1,406 in 1996 and 1995, respectively                --        229
Debt Issuance and Other costs, Net of Amortization of $338 and $224 in 1996 and 1995, respectively         332        386
Goodwill, Net of Amortization of $3,665 and $2,366 in 1996 and 1995, respectively                       34,291     15,446
                                                                                                       -------    -------
Total                                                                                                  $49,412    $26,501
                                                                                                       =======    =======

The Company wrote off unamortized debt issuance costs of $258,000 in 1994 in conjunction with the replacement of an existing debt agreement with a new one.

5. LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1996 and 1995 (in thousands):

                                                                                     1996       1995
                                                                                    ------     ------
Industrial Development Revenue Bonds Due in Monthly Installments of $37
Including Interest at 70 Percent of the Prime Rate (effective rate of 5.8
Percent at December 31, 1996 and 6.0 Percent at December 31, 1995) through
September 1997. The Bonds Are Collateralized by Real Estate with a Net Book
Value of $1,064 at December 31, 1996.                                                $ 281      $ 672

Industrial Development Revenue Bonds Due in Monthly Installments of $10, Plus
Interest at 80 Percent of the Prime Rate (effective rate of 6.6 Percent at
December 31, 1996 and 6.8 Percent at December 31, 1995) through January 2004.
The Bonds Are Collateralized by Real Estate with a Net Book Value of $1,349 at
December 31, 1996.                                                                     876      1,001

Note Payable to Banks under a Revolving Credit Agreement Due December 31, 1999,
with Interest Ranging Between 6.3 Percent and 6.4 Percent.                           4,000         --

Note Payable (Face Amount of $125 in 1996 and $375 in 1995) Due November 2004,
with Interest Imputed at 7.0 Percent. Holder Has Option to Convert All or Part
of Note to Common Stock of the Company.                                                 69        198

Obligations Under Long-Term Capital Leases, Due in Monthly Installments of $13
through January 1997, and $6 through October 1997, Interest Ranging Between 9.6
Percent and 9.7 Percent.                                                                54        181
                                                                                    ------     ------
Total                                                                                5,280      2,052
Less Current Maturities                                                               (459)      (643)
                                                                                    ------     ------
Total                                                                               $4,821     $1,409
                                                                                    ======     ======

15

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The Company has a revolving line of credit agreement with three major banks which provides for borrowings up to $45 million. The agreement expires on December 31, 1999, and is secured by substantially all assets of the Company. At December 31, 1996, there was $4 million outstanding under this agreement. There were no borrowings outstanding under this agreement at December 31, 1995.

   The available line of credit under the revolving credit agreement was reduced by $5,000,000 in December 1996, and will be reduced by $10,000,000 on December 29, 1997 and 1998. The credit agreement also has certain mandatory reductions due to excess cash flow (as defined), asset sales in excess of specified amounts and a portion of the net proceeds received from any public issuances of securities of the Company.

   Interest is payable quarterly on the outstanding balance at variable rates depending on the Company's leverage ratio as defined in the agreement. The rates are based on specified margins above the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, at the Company's option. Commitment fees are payable quarterly at varying rates depending on the Company's leverage ratio (as defined in the agreement).

   The revolving credit agreement includes covenants which require the Company to maintain certain financial ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties.

   Required principal payments on long-term debt and capital lease obligations are as follows at December 31, 1996 (in thousands):

                                                                        Capital
                                                            Debt         Leases
                                                           ------        ------
1997                                                       $  405           $56
1998                                                          125
1999                                                        4,125
2000                                                          125
2001                                                          125
Thereafter                                                    377
                                                           ------        ------
Total                                                       5,282            56
Less Amount Representing Interest                             (56)           (2)
                                                           ------        ------
Present Value of Minimum Payments                          $5,226           $54
                                                           ======        ======

6.ACCRUED LIABILITIES
Accrued liabilities consist of the following at December 31, 1996 and 1995 (in thousands):
                                                            1996          1995
                                                          -------       -------
Accrued Compensation and Payroll Taxes                    $ 3,909       $ 2,314
Income Taxes Payable (Note 8)                               1,444         1,359
Accrued Vacation                                            1,044           849
Purchase Price Payable (Note 18)                            3,733         1,047
Accrued Pension (Note 9)                                      350           667
Accrued Profit Sharing (Note 9)                               719           626
Other Accrued Liabilities                                   2,912         2,554
                                                          -------       -------
Total                                                     $14,111       $ 9,416
                                                          =======       =======


7. OPERATING LEASES
   The Company leases office space and equipment under noncancelable operating leases that expire at various dates through 2002. Certain of these leases are subject to rent review and contain escalation clauses. Future minimum annual payments required under the noncancelable leases as of December 31, 1996, are as follows (in thousands):

1997                                                                     $2,659
1998                                                                      2,677
1999                                                                      1,994
2000                                                                      1,581
2001                                                                      1,269
Thereafter                                                                  133
                                                                        -------
Total                                                                   $10,313
                                                                        =======

   Rental expense for the years ended December 31, 1996, 1995 and 1994, including leases on a month-to-month basis, was approximately $2,885,000, $1,954,000, and $1,577,000, respectively.

   Certain of the Company's subsidiaries rent space in office buildings owned or partially owned by officers of the subsidiaries. Such rents, which are approximately $.5 million in 1996, are believed to be consistent with arms length transactions.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

8. INCOME TAXES

   The provision for income taxes is as follows for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                              1996          1995           1994
                                            -------       -------        -------
Current Provision:
Federal                                     $ 6,193       $ 4,120        $ 2,493
State and Local                               1,150         1,140            753
                                            -------       -------        -------
Total                                         7,343         5,260          3,246
                                            -------       -------        -------
Deferred Provision (Credit):
Federal                                         256          (160)           323
State and Local                                  46           (28)            95
                                            -------       -------        -------
Total                                           302          (188)           418
                                            -------       -------        -------
Total Provision                             $ 7,645       $ 5,072        $ 3,664
                                            =======       =======        =======


   Temporary differences giving rise to the recorded deferred income tax asset at December 31, 1996 and 1995, are as follows (in thousands):

                                                           1996           1995
                                                         -------        -------
Depreciation and Amortization                            $   610        $ 2,997
Pension, Postretirement Benefits and
   Deferred Compensation                                     907          1,047
Vacation                                                     341            305
State and Local Taxes                                        364            282
Other                                                         76            (28)
                                                         -------        -------
Total                                                    $ 2,298        $ 4,603
                                                         =======        =======

   A reconciliation between the Company's effective tax rate and the U.S. statutory rate at December 31, 1996, 1995 and 1994, is as follows:

                                                 1996         1995        1994
                                                ------       ------      ------
Statutory Rate                                    34.8%        34.2%       34.0%
Nondeductible Expenses                             2.8          1.6         3.6
State and Local Income Taxes,
   Net of Federal Benefit                          4.6          6.1         5.9
Section 197 Election (see below)                                           (4.1)
Other                                              2.5          0.9        (1.3)
                                                ------       ------      ------
Effective Tax Rate                                44.7%        42.8%       38.1%
                                                ======       ======      ======

   In July 1994, the Company elected to adopt Section 197 of the Internal Revenue Code, which relates to the amortization of intangible assets. This election allows the Company to deduct some previously nondeductible amortization, including some goodwill, for tax purposes. As a result, the Company's effective tax rate for 1994 was reduced by 4.1 percent. Also as a result of the election, the Company recorded a $2.7 million reduction of goodwill and a reduction of tax expense of approximately $.5 million in 1994, relating principally to the deductibility of previously nondeductible intangible amortization for prior periods. In connection with the election, the Company made tax payments related to changes in intangible asset tax lives for prior periods of approximately $1 million during 1994. Those payments were provided for in prior periods, and therefore had no impact on 1994 earnings.

9. EMPLOYEE BENEFIT PLANS
   The Company has a defined benefit pension plan covering substantially all its employees. Benefits provided by the plan are based on salary and years of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                           1996           1995
                                                         -------        -------
Actuarial Present Value of Benefit
   Obligations:
      Accumulated Benefit Obligation
       Including Vested Benefits of
       $5,087 and $4,588 at December 31,
       1996 and 1995, respectively                       $ 5,680        $ 5,135
                                                         -------        -------
      Projected Benefit Obligation for
       Service Rendered to Date                          $ 5,908        $ 5,248

Plan Assets at Fair Value (Principally
   Invested in Equity Securities and
   Guaranteed Fixed Income
   Insurance Contracts)                                    5,113          3,554
                                                         -------        -------
      Projected Benefit Obligation
       in Excess of Plan Assets                              795          1,694
Unrecognized Net Experience Differences                     (809)        (1,286)
Prior Service Cost                                            34             40

Adjustment Required to Recognize
   Minimum Liability before Income Taxes                     547          1,133
                                                         -------        -------
Accrued Pension Cost                                     $   567        $ 1,581
                                                         =======        =======

   The Company's required minimum funding amounts of $350,000 and $667,000, which are included in the above accrued pension cost, are included in current liabilities as of December 31, 1996 and 1995, respectively.

   Pension expense for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                                 1996         1995         1994
                                                -----        -----        -----
Service Cost                                    $ 502        $ 405        $ 410
Interest Cost on Projected
   Benefit Obligation                             411          347          303
Actual (Gain)/Loss on Assets                     (740)        (488)          16
Net Amortization and Deferral                     485          315         (180)
                                                -----        -----        -----
Net Periodic Pension Cost                       $ 658        $ 579        $ 549
                                                =====        =====        =====

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

  Assumptions used in determining pension plan amounts were as follows:

                                                 1996          1995        1994
                                                ------        ------      ------
Discount Rate                                    7.75%         7.75%        8.5%

Rate of Increase in
   Compensation Levels                           4.75          4.75         5.0
Expected Long-Term Rate
   of Return on Assets                           9.0           9.0          9.0

   The Company maintains a profit sharing plan, established under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Profit sharing contributions to the plan are at the discretion of the Company's Board of Directors and are generally tied to annual profit performance. The plan also contains a 401(k) feature whereby all eligible employees may contribute up to 15 percent of their basic compensation. The Company makes a matching contribution equal to 25 percent of the first 6 percent of each participant's voluntary contribution. The Company's total contributions related to the plan amounted to approximately $931,000, $801,000, and $700,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

   The Company has an unfunded, nonqualified deferred compensation plan for certain key executives. The plan provides, among other things, for certain deferred compensation to take effect on the employee's retirement, disability, death or other termination of employment. Long-term liabilities include approximately $692,000 and $314,000 at December 31, 1996 and 1995, respectively, representing the present value of the benefits expected to be provided based on the employees' service to that date.

10. POSTRETIREMENT BENEFIT PROGRAMS
   The Company sponsors two defined benefit postretirement programs that cover salaried and nonsalaried employees. One program provides medical benefits, and the other provides life insurance benefits. The postretirement healthcare program is contributory, with retiree contributions adjusted annually; the life insurance program is noncontributory.

   The health care program currently requires the retiree to pay 50 percent of the cost of coverage for the retiree and dependents both before and after attaining age 65. For those retiring on or after January 1, 1994, the co-pay increases at age 65 to 75 percent of the cost of coverage for the retiree and 100 percent of the cost of coverage for dependents. In addition, an employee must complete 10 years of service after age 45 to be eligible for postretirement medical coverage. The Company does not fund its postretirement health care or life insurance programs.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The following sets forth the programs' status reconciled with the amount shown in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                            1996          1995
                                                          -------       -------
Accumulated Postretirement
Benefit Obligation:
   Retired Participants and Beneficiaries                 $   392       $   367
   Fully Eligible Active Program Participants                 417           324
   Other Active Program Participants                          309           228
                                                          -------       -------
   Accumulated Postretirement Benefit
      Obligation in Excess of
      Plan Assets                                           1,118           919

Unrecognized Net Loss                                        (125)          (21)
                                                          -------       -------
Unfunded Accumulated Postretirement
   Benefit Obligation, Included in
   Long-Term Liabilities in the Accompanying
   Balance Sheet                                          $   993       $   898
                                                          =======       =======


   Net periodic postretirement benefit cost for 1996, 1995, and 1994 includes the following components (in thousands):


                                                1996          1995          1994
                                               -----         -----         -----
Benefits Attributed to Service
   During the Period                           $  72         $  46         $  48
Interest Cost on Accumulated
   Postretirement Benefit Obligation              76            61            50

Net Amortization and Deferral                      4            (2)
                                               -----         -----         -----
Net Periodic Postretirement
   Benefit Cost                                $ 152         $ 105         $  98
                                               =====         =====         =====

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The assumed discount rate used to measure the postretirement benefit obligation is 7.5 percent, 7.5 percent, and 8.25 percent, in 1996, 1995, and 1994, respectively.

   The health care trend rates assumed in the above estimates include an initial assumed rate of 10 percent, grading down to a level 5 percent over 8 years.

   The effect of a 1 percent increase in the assumed healthcare trend rates would be to increase the obligation at December 31, 1996, by approximately $145,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $23,000.

11. CAPITAL STOCK
   COMMON STOCK -- In September 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock to 60 million shares from 15 million shares.

   STOCK SPLITS -- On February 28, 1994, the Company's Board of Directors authorized a 3 for 2 stock split of the Company's common stock effected on April 5, 1994, for stockholders of record on March 15, 1994. As a result, approximately 2,063,000 additional shares were issued in 1994. Additionally, a 3 for 2 stock split was authorized on January 5, 1996, and effected on February 5, 1996, for stockholders of record on January 22, 1996. As a result, approximately 3,375,000 additional shares of NFO Common Stock were issued. Additionally, a 3 for 2 stock split was authorized on September 17, 1997, and effected on October 15, 1997, for stockholders of record on September 30, 1997. As a result, approximately 6,850,000 additional shares of NFO Common Stock were issued. All per share and share amounts in the accompanying financial statements have been restated to reflect the above stock splits.

   PREFERRED STOCK -- In connection with the initial public offering, the Company authorized 5,000,000 shares of Serial Preferred Stock to be issued in one or more series, with the Board of Directors to have the authority to fix designations, preferences, powers and relative participating, optional or other rights and restrictions thereof.

   STOCK ISSUED IN EXCHANGE FOR NON-RECOURSE NOTES -- In December 1994, Prognostics issued 10,000 shares of Non-Voting Common Stock (899,922 common shares of NFO post-combination, see footnote 18) to an employee. The Shares were issued in exchange for a non-recourse promissory note in the amount of $40,000 secured by the issued shares. The note bears interest at 8 percent per annum payable quarterly. The outstanding principal is due in December 1998.

   In August 1995, Prognostics issued 2,595 shares of Non-Voting Common Stock (233,529 common shares of NFO post-combination) to certain employees. The shares were issued in exchange for non-recourse promissory notes totaling $10,000 secured by the issued shares. The notes bear interest at 8 percent per annum payable quarterly. The outstanding principal is due in August 1999.

   The Company has reflected the notes receivable as an offset to paid in capital. The fair value of the stock on the date of sale, issued in exchange for the non-recourse notes, was assumed to be equal to the face amount of the notes and, accordingly, the Company has not recognized any compensation expense under Accounting Principles Board Opinion No. 25 and related Interpretations.

   STOCK OPTIONS -- The Company has adopted the NFO Worldwide, Inc. Stock Option Plan (the "Stock Option Plan"), the Directors' Stock Option Plan (the "Directors' Stock Option Plan"), and a Consultant's Plan. The Plans provide for the grant of "nonqualified" options to purchase shares of common stock. The exercise price of the options is the market value of the Company's common stock on the date of the grant. The number of shares of common stock reserved for issuance under the Stock Option Plan, the Directors' Stock Option Plan, and the Consultant's Plan is 2,812,500, 540,000, and 56,250 shares, respectively. If, as to any number of shares, any option granted pursuant to the Plans shall expire or terminate for any reason, such number of shares shall again be available for grant under the Plans.

   Under the Stock Option Plan, options become exercisable at such time or times as determined at the date of grant and expire not more than 10 years from the date of grant. Options granted under the Stock Option Plan generally become exercisable over a three-year period at the rate of one-third of the shares awarded each year.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The Directors' Stock Option Plan provides that options on 22,500 shares be automatically granted to each nonemployee director upon initial election and that options on 11,250 shares be granted upon each occasion thereafter that the director is elected or reelected to such position. Under the Directors' Stock Option Plan, options become exercisable at any time after the six-month anniversary of the date the option was awarded and expire not more than five years from the date of grant.Under the Consultant's Plan the options are exercisable any time after the six-month anniversary of the date the option was awarded and expire five years from the date of grant.

   The Company applies Financial Accounting Standards Board Statement No. 123 (SFAS 123) in accounting for its stock-based compensation plans. In accordance with SFAS 123, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations for expense recognition. All stock options issued by the Company are exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost has been recognized for any of the options granted under the Plans.

   A summary of the status of the Company's plans that issue options as of December 31, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                                                    Number      Weighted
                                                                  of Shares   Average Price
                                                                  ---------     ---------
Outstanding at December 31, 1994                                  1,168,425        $ 5.34
Granted                                                             425,250          9.80
Exercised                                                          (114,300)         4.75
Cancelled/Expired                                                   (31,500)         5.05
                                                                  ---------     ---------
Outstanding at December 31, 1995                                  1,447,875          6.71
Granted                                                             663,758         14.19
Exercised                                                           (99,825)         5.03
Cancelled/Expired                                                   (15,375)         7.57
                                                                  ---------     ---------
Outstanding at December 31, 1996                                  1,996,433        $ 9.27
                                                                  =========     =========
Exercisable at December 31, 1995                                    622,875        $ 5.75
Exercisable at December 31, 1996                                  1,014,671        $ 6.67
Weighted-average fair-value of options granted during 1995                         $ 5.45
Weighted-average fair-value of options granted during 1996                         $ 8.03
Available for Grant at December 31, 1996                          1,138,118

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The following table summarizes information about options outstanding at December 31, 1996:

                                 Options Outstanding                     Options Exercisable
                     ------------------------------------------    -------------------------------
                                         Weighted-Average
                        Number     ----------------------------      Number           Weighted-
Range of             Outstanding       Remaining       Exercise    Exerciseable        Average
Exercise Prices      at 12/31/96   Contractual Life     Price      at 12/31/96     Exercise Prices
---------------      -----------   ----------------    --------    -----------     ---------------
4.45 - 7.43            830,925            3.7          $  5.26       700,425          $  5.19
7.44 - 10.55           504,000            7.3             9.43       250,503             8.93
10.56 - 15.17          661,508            9.3            14.19        63,743            14.08

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions by year:

                                                      1996                1995
                                                    ---------          ---------
Risk-Free Interest Rate                                  6.1%               6.0%
Expected Life                                       6.8 years          6.6 years
Expected Volatility                                       46%                46%

   Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards and issuances under those Plans consistent with the method described in SFAS 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share, would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)     1996                 1995
                                                  ---------            ---------
Net Income
   As Reported                                    $   9,470            $   6,781
   Pro Forma                                      $   7,791            $   6,296
Earnings Per Share
   As Reported                                    $     .50            $     .39
   Pro Forma                                      $     .41            $     .37

   The Company cautions that the pro forma net income and per share results in the initial years of adoption are overstated due to the recognition of pro forma compensation cost over the vesting period.

12. INTEREST EXPENSE, NET
   Interest expense, net, consists of the following for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                           1996            1995            1994
                                          -----           -----           -----
Interest Income                           $(288)          $(330)          $(209)
Interest Expense                            458             318             254
                                          -----           -----           -----
Total                                     $ 170           $ (12)          $  45
                                          =====           =====           =====

13. EARNINGS PER SHARE
   Earnings per share has been computed using the weighted average number of shares outstanding during each year including common stock equivalents, when dilutive, using the treasury stock method. Common stock equivalents include stock options, contingent acquisition consideration and convertible debt. Earnings per share have been restated to give effect to the Company's stock splits.

14. SUPPLEMENTAL CASH FLOW INFORMATION

   Supplemental cash flow information for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                                                     1996      1995      1994
                                                                    ------    ------    ------
Cash Paid During the Period for:
   Interest                                                         $  462    $  307    $  269
                                                                    ------    ------    ------
   Income Taxes                                                     $6,686    $4,524    $4,224
                                                                    ------    ------    ------
Noncash Investing and Financing Information:
   Increase in Goodwill Resulting from Contingent Purchase
      Price Earned (Note 18)                                        $3,733    $1,047    $  722
                                                                    ------    ------    ------
   Notes Payable Assumed in Acquisitions (Note 18)                  $1,018      --      $  795
                                                                    ------    ------    ------
   Capital Lease Obligation Incurred on Leases for New Equipment                        $  173
                                                                    ------    ------    ------

23

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

15. MAJOR CUSTOMERS
   The Company's operations are conducted within one business segment, and revenues attributable to international customers are approximately 7% of total revenues.

   Net revenues from one major long-standing customer were approximately $12,843,000, $12,200,000, and $10,873,000 for the years ended December 31, 1996,
1995, and 1994, respectively.

16. COMMITMENTS AND CONTINGENCIES
   The Company has employment agreements with its principal executives and certain other key employees. These agreements generally do not extend more than three years and contain renewal options. The Company has an agreement with a stockholder requiring the Company to reimburse that stockholder $10,000 per month as a non-allocable expense reimbursement.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
   Quarterly results were as follows (in thousands, except per share data):

                                   First        Second       Third        Fourth
                                  -------      -------      -------      -------
1996:
   Revenues                       $25,599      $27,827      $29,223      $34,252
   Earnings before Taxes            3,145        4,647        4,830        4,493
   Net Income                       1,689        2,516        2,683        2,582
   Earnings per Share             $   .09      $   .13      $   .14      $   .14
1995:
   Revenues                       $17,317      $18,592      $19,891      $22,371
   Earnings before Taxes            2,197        3,061        3,194        3,401
   Net Income                       1,224        1,780        1,803        1,974
   Earnings per Share             $   .07      $   .10      $   .11      $   .10

   Earnings per share were computed giving effect to 3 for 2 stock splits effected on February 5, 1996 and October 15, 1997 (Note 11).

18. ACQUISITIONS
   On January 3, 1996, the Company acquired Migliara/Kaplan Associates, Inc. ("M/K") and substantially all the net assets of Chesapeake Surveys, Inc. ("CSI"). M/K is a full-service health care marketing information company with offices in Baltimore, Maryland and Princeton, New Jersey. CSI, a sister company of M/K, provides data collection and survey services such as focus groups and random telephone interviews. Of the total purchase price, approximately $11.45 million was paid at closing, approximately 31 percent of which was paid in cash and 69 percent in newly issued shares of NFO common stock. Additional portions of the purchase price are due based on M/K earnings, as defined, during the three years following the date of acquisition and payable approximately 30 percent in cash and 70 percent in NFO common stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $3.6 million.

   On January 3, 1996, the Company acquired Plog Research, Inc. ("Plog"). Plog supplies syndicated market research products, as well as marketing and forecasting services to the travel and tourism industries. Of the total purchase price, approximately $5 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO common stock. Additional portions of the purchase price are due based on Plog's earnings, as defined, during the three years following the date of acquisition and payable equally in cash and the Company's common stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $.1 million.

   On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divesture advisory services in the trust and investment areas to U.S. banks. Of the total purchase price, approximately $2.4 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO common stock. The remaining purchase price is due based on Spectrem's earnings, as defined, during the three years following the date of acquisition.

   The 1996 acquisitions include allocations to goodwill and customer lists of $20.1 and $5.6 million, respectively.

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

The unaudited consolidated results of operations on a pro forma basis as if M/K, CSI, and Plog had been acquired as of the beginning of the Company's fiscal year 1995 are as follows (in thousands, except per share amounts):

                                                1995
                                              -------
Revenue                                       $95,247
Net Income                                      6,831
Earnings per Share                            $   .37

   The pro forma effects of Spectrem are not material, and therefore, are not included.

   Effective January 1, 1994, the Company acquired Payment Systems, Inc. ("PSI"), a syndicated market research provider to the financial services industry. Of the total purchase price for PSI, $4.8 million was paid at closing in equal proportions of cash and NFO common stock (402,239 post-split shares). Additional portions of the purchase price were due based on PSI's earnings, as defined, during the two years following the date of acquisition and payable equally in cash and the Company's common stock. For the years ended December 31, 1995 and 1994, the amount of additional purchase price actually earned was $1,047,000 and $722,000, respectively. The excess of the purchase price over the fair market value of the net assets acquired resulted in allocations to goodwill and other intangibles of approximately $5.8 million.

   Effective November 30, 1994, the Company acquired Advanced Marketing Solutions, Inc. ("AMS"), a provider of custom "expert" computer software systems to the market research industry. Of the total purchase price for AMS, the Company paid $875,000 in cash and issued a non-interest bearing convertible subordinated note with a face value of $375,000 at closing. The note was converted in 1996 into 33,186 shares of the Company's common stock and a new non-interest bearing convertible subordinated note was issued with an eight-year life and a face value of $125,000. The note has been discounted to a net present value of $69,000 in the accompanying financial statements. In September 1997, this note was converted into 16,593 shares of the Company's Common Stock. The remainder of the purchase price is payable over the first three years after the acquisition, approximately 57 percent in cash and 43 percent in non-interest bearing convertible subordinated notes, subject to annual adjustments based on AMS's actual earnings, as defined, each year. During 1996 and 1995, no additional consideration was earned or payable. Substantially all of the purchase price was allocated to goodwill based on the fair value of the net assets acquired.

   All of the acquisitions described above were accounted for as purchases and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.

   On April 1, 1997, the Company issued 2,589,720 shares of NFO Common Stock to acquire 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Founded in 1981, Prognostics is headquartered in Palo Alto, California and has additional offices in Boston and London, as well as in Japan. The acquisition was accounted for as a pooling of interests. The accompanying financial statements have been restated to reflect the combined results of NFO and Prognostics for all periods presented.

   Separate results of operations for the periods prior to the merger with Prognostics are as follows:

                                      1996              1995              1994
                                    --------          --------          --------
Revenues
   NFO                              $109,162          $ 73,098          $ 61,545
Prognostics                            7,739             5,073             3,858
                                    --------          --------          --------

Combined                            $116,901          $ 78,171          $ 65,403
                                    --------          --------          --------
Net Income
   NFO                              $  9,016          $  6,721          $  5,581
Prognostics                              454                60               384
                                    --------          --------          --------
Combined                            $  9,470          $  6,781          $  5,965
                                    ========          ========          ========

                              NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

19. INVESTMENTS IN AFFILIATES
   The Company entered into agreements in 1995 with IPSOS, S.A. ("IPSOS"), a major European marketing research firm, and LT Participants ("LT"), an IPSOS affiliate, to launch access panel activities in Europe. Under the terms of the agreements, the Company, IPSOS, and LT have agreed to launch joint venture companies in five western European countries of which three are currently operational. The Company initially will have approximately an 18 percent interest in each joint venture but has the option, at its own discretion, to increase its ownership interest to 50 percent during the next seven years by purchasing LT's interest. LT has the right to sell its joint venture interests to the Company anytime after three years. As part of these agreements, the Company has purchased a comparable portion of IPSOS' existing access panel businesses in Germany and France.

   During 1996 and 1995, the Company invested approximately $999,000 and $1,290,000 respectively, in these joint ventures, which is included in other assets in the accompanying balance sheets. This investment has been accounted for using the equity method of accounting. NFO's portion of the joint ventures' 1996 activities resulted in a loss of $453,000, which is reflected in other expenses on the consolidated income statement.

20. SUBSEQUENT EVENTS
   On July 11, 1997, the Company acquired 100 percent of the outstanding stock of The MBL Group plc ("MBL"), a company incorporated under the laws of England and Wales, from John and Mary Goodyear. MBL is a leading international market research firm with 27 offices in 15 countries throughout Europe, the Middle East, and Asia. The acquisition was effected through the issuance of 2,046,363 shares of NFO Common Stock and will be accounted for as a pooling of interests. In accordance with generally accepted accounting principles, the accompanying financial statements have not been restated to reflect this acquisition, since combined results of operations of the merged Company, subsequent to the acquisition, have not yet been publically issued.

   The Company has or will shortly enter into agreements with the minority shareholders of the various MBL subsidiaries to repurchase a portion of such shareholders' minority shares during 1997. The consideration for this initial purchase of the minority interests is expected to be $14.5 million, of which $11.1 million is payable in cash and $3.4 million is payable via the issuance of 216,850 newly issued shares of NFO Common Stock. The remaining minority interests will then be repurchased in three years based on the higher of (a) a multiple of average profiles for three years ending December 31, 1999 or (b) the original valuation. The purchase of the minority interests in MBL's subsidiaries will be accounted for using purchase accounting.

                              NFO WORLDWIDE, INC.



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated August 4, 1997, on the restated consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, included in NFO Worldwide, Inc.'s current report on Form 8-K dated October 22, 1997, into NFO Worldwide, Inc.'s previously filed Registration Statements, File Nos. 33-73516, 33-83002, 33-91936, 333-24297 and 333-24299.




                                  ARTHUR ANDERSEN LLP

New York, New York
October 20, 1997

                              NFO WORLDWIDE, INC.





NFO Worldwide, Inc. Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        NFO WORLDWIDE, INC.
                                        -------------------
                                           (Registrant)


Dated: October 22, 1997                 /s/ Patrick G. Healy
                                        --------------------
                                          Patrick G. Healy,
                                          Executive Vice President and
                                          Chief Financial Officer
                                          (Authorized Officer of
                                          Registrant and Principal
                                          Financial Officer)




28